Exhibit 99.5

CONSENT OF FRANCIS ZHANG

One and one Green Technologies. INC (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement as a Director appointee.

Dated: December 30, 2024

Signature:

/s/ Francis Zhang
Name: Francis Zhang